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                                                                    EXHIBIT 99.1

                    (CABOT OIL & GAS CORPORATION LETTERHEAD)



FOR IMMEDIATE RELEASE
FEBRUARY 13, 2003


    CABOT OIL & GAS ANNOUNCES FIRST QUARTER IMPAIRMENT AND SFAS 143 ADOPTION

         HOUSTON, February 13, 2003 - Cabot Oil & Gas Corporation (NYSE:COG) today announced that a partnership involving a portion of its Kurten water flood field in Texas will commence liquidation effective February 13, 2003, due to the limited partner's desire to monetize their investment in the field. The result of this action is an expected $55 million after-tax non-cash charge for the first quarter of 2003.

         Cabot acquired its interest in the Kurten field, as general partner and operator, as a part of its acquisition of Cody Company in August 2001. Cabot's interest in the field is approximately 25%, including a 1% interest in the partnership. Under the partnership agreement, Cabot had the right to "back in" to a reversionary working interest that would bring its ultimate interest to 50% upon the limited partner reaching payout. Based on the addition of this reversionary interest, and because the field has over a 40-year reserve life, approximately $91 million was allocated to this field under purchase accounting at the time of the acquisition.

         Under Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of the Long-Lived Assets," as long as undiscounted expected cash flows exceed the carrying value, no impairment is recorded. At December 31, 2002, the field valuation exceeded its carrying value under SFAS 144 by approximately $17 million.

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CABOT OIL & GAS / 2

         Under the partnership agreement, the limited partner has the sole option to trigger a liquidation of the partnership. To liquidate, an appraisal is required to project payout levels and reversionary interest, if any. Based on the appraisal received in February 2003, the Company determined that neither the limited partner's payout nor Cabot's "back in" reversionary interest could occur. Cabot cannot predict with any certainty whether the assets will actually be sold and, if sold, what value will ultimately be received.

         "The primary component of this non-cash charge is the tax gross-up associated with the Cody acquisition that was recorded to the properties under purchase accounting," said Dan O. Dinges, Chairman and CEO. "Because of the reversionary interest and long-lived nature, a substantial portion of the $78 million acquisition gross-up was recorded on the Kurten field. At the time of acquisition, we assessed whether this transaction resulted in an intangible benefit to the Company (i.e., goodwill), and determined this transaction did not qualify for this treatment under Generally Accepted Accounting Principles."

SFAS 143

         Effective January 1, 2003, Cabot was required to adopt SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires companies to account for asset retirement obligations in terms of present value. As a result, the Company will record in January a net-of-tax cumulative effect of a change in accounting principle expense of $6.8 million. The majority of obligations recorded by Cabot relate to the plugging and abandonment of oil and gas wells. "There will be no impact on the Company's cash flows as a result of adopting SFAS 143," stated Dinges.

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CABOT OIL & GAS / 3

CAPITALIZATION

         Even with these two events, Cabot's financial position and flexibility are not materially impacted. Cabot's most recent publicly disclosed balance sheet (as of September 30, 2002) shows a debt to total capitalization level of 52.7%. With the impact of the partnership liquidation and the adoption of SFAS 143, this figure is expected to remain at approximately 53% when the first quarter ends. "This limited impact is due to the strength of commodity prices over the past six months and the discipline in our capital program," said Dinges. "As part of our 2003 overall strategic program we have budgeted approximately $150 million for our full year capital and exploration program and an additional $30 million for debt repayment during the remaining nine months of 2003."

         Dinges added, "Bottom line is that this is a non-cash accounting event and does not change our positive outlook for Cabot."

         The Company will release its 2002 year-end results, including those related to earnings and reserves, next Tuesday, February 18, 2003, and host a teleconference on Wednesday, February 19, 2003, at 9:30 AM EST.

         Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; and the East. For additional information, visit the Company's Internet homepage at www.cabotog.com.

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The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.

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